Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of DropCar, Inc. on Amendment No. 2 to Form S-3 (File No. 333-224300) of our report dated July 21, 2017, with respect to our audits of the consolidated financial statements of WPCS International Incorporated and Subsidiaries as of April 30, 2017 and 2016 and for the years then ended appearing in the Annual Report on Form 10-K of WPCS International Incorporated for the year ended April 30, 2017. We were dismissed as auditors on January 30, 2018 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

May 17, 2018